                                                              Exhibit (a)(1)(A)
                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock

          (Including the Associated Preferred Stock Purchase Rights)

                                      of

                          ORATEC Interventions, Inc.

                                      at


                             $12.50 Net Per Share

                                      by

                              Orchid Merger Corp.

                         a wholly owned subsidiary of

                             Smith & Nephew, Inc.

                                      and

                    an indirect wholly owned subsidiary of

                              Smith & Nephew plc

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, MARCH 21, 2002, UNLESS THE OFFER IS EXTENDED.

A summary of the principal terms of the offer appears on pages (ii) through
(iv). You should read this entire document carefully before deciding whether to tender your shares.

                     The Dealer Manager for the Offer is:


[LOGO] Bancorp
Piper Jaffray

February 22, 2002

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Summary Term Sheet...................................................................  ii
Introduction.........................................................................   1
 1.  Terms of the Offer..............................................................   2
 2.  Acceptance for Payment and Payment for Shares...................................   4
 3.  Procedures for Accepting the Offer and Tendering Shares.........................   5
 4.  Withdrawal Rights...............................................................   7
 5.  Material Federal Income Tax Consequences........................................   8
 6.  Price Range of the Shares; Dividends............................................   9
 7.  Possible Effects of the Offer on the Market for the Shares; Nasdaq Quotation;
     Exchange Act Registration; Margin Regulations...................................   9
 8.  Certain Information Concerning ORATEC...........................................  10
 9.  Certain Information Concerning Purchaser, Smith & Nephew and Parent.............  12
10.  Background of the Offer; Contacts with ORATEC...................................  14
11.  Purpose of the Offer and the Merger; The Merger Agreement; The Confidentiality
     Agreement; The Stockholder Agreements; Statutory Requirements; Appraisal Rights;
     Rule 13e-3; Plans for ORATEC After the Offer and the Merger.....................  16
12.  Source and Amount of Funds......................................................  28
13.  Dividends and Distributions.....................................................  29
14.  Conditions of the Offer.........................................................  29
15.  Legal Matters; Required Regulatory Approvals....................................  31
16.  Fees and Expenses...............................................................  33
17.  Miscellaneous...................................................................  33
Schedule I--Directors and Executive Officers of Parent, Smith & Nephew and Purchaser. I-1

                              SUMMARY TERM SHEET

   This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the terms of the offer, you should read the entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the last page of this Offer to Purchase.

Principal Terms

    . Smith & Nephew, Inc., through its wholly owned subsidiary, is offering to buy all of the outstanding shares of common stock of ORATEC Interventions, Inc. ("ORATEC"). The offer price for the common stock is $12.50 per share in cash. Tendering stockholders will not have to pay brokerage fees or commissions.

    . The offer is the first step in our plan to acquire all of the outstanding shares of ORATEC common stock, as provided in our merger agreement with ORATEC. If the offer is successful, we will acquire each remaining share of ORATEC common stock in a later merger for $12.50 per share in cash. ORATEC stockholders will not have appraisal rights in the tender offer; however, they will have appraisal rights in the merger.

    . The offer will expire at 12:00 midnight, New York City time, on Thursday, March 21, 2002, unless we extend the offer.

    . If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

ORATEC Board Recommendation

    . By unanimous vote of all directors, the ORATEC board of directors has approved the merger agreement, the offer and the merger and determined that the terms of offer and the merger are fair to, and in the best interests of, ORATEC stockholders. The ORATEC board unanimously recommends that stockholders of ORATEC accept the offer and tender their shares in the offer.

Conditions

   We are not required to complete the offer unless:

    . the number of shares of ORATEC common stock validly tendered and not withdrawn prior to the expiration of the offer equals at least a majority of the outstanding shares of ORATEC common stock, assuming the exercise of all options and warrants to purchase shares of common stock; and

    . we receive U.S. federal antitrust clearance for the acquisition of shares of ORATEC common stock.

   Other conditions to the offer are described on pages 29 through 31.

Procedures for Tendering

   If you wish to accept the offer, this is what you must do:

    . If you are a record holder of ORATEC shares (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7 of this document.

    . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, Morrow & Co., Inc. at (800) 607-0088 for assistance. See pages 6 and 7 for further details.

    . If you hold your shares through a broker or bank, you should contact your broker or bank and give instructions that your shares be tendered.

Withdrawal Rights

    . If, after tendering your shares in the offer, you decide that you do NOT want to accept the offer, you can withdraw your shares by instructing the depositary in writing before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See pages 7 and 8 for further details.

Subsequent Offering Period

    . We may give stockholders who do not tender in the offer another opportunity to tender at the same price in a subsequent offering period. Although we do not currently intend to include a subsequent offering period, we reserve the right to do so.

    . Any subsequent offering period will begin on the day we announce that we have purchased shares in the offer and last for at least three business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total.

    .  There would be no withdrawal rights in any subsequent offering period.

Stockholder Agreements

    . We have entered into stockholder agreements with some stockholders of ORATEC, including its directors and executive officers. Pursuant to those agreements, the stockholders have agreed to tender an aggregate of 3,248,426 shares of ORATEC common stock, constituting approximately 13.99% of the aggregate number of shares of ORATEC common stock issued and outstanding as of February 8, 2002.

    . The stockholders signing stockholder agreements have also agreed that they will not transfer their ORATEC shares prior to the expiration of the stockholder agreements and that they will vote their shares of ORATEC common stock in favor of the merger and against any competing transactions. You can find a more complete description of the stockholder agreements on page 25.

Recent ORATEC Trading Prices; Subsequent Trading

    .  The closing price for ORATEC common stock was:

          $8.90 on February 13, 2002, the last trading day before we announced the execution of the merger agreement with ORATEC, and

          $12.40 on February 21, 2002, the last trading day before the commencement of the offer.

   Before deciding whether to tender, you should obtain a current market quotation for the shares.

    . If the offer is successful, we expect ORATEC common stock to continue to be traded on the Nasdaq National Market until the time of the merger, although we expect trading volume to be below its pre-offer level.

Further Information

   If you have questions about the offer, you can call:

   our Information Agent:

                              Morrow & Co., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                       E-mail: ORATEC.info@morrowco.com
                         Call Collect: (212) 754-8000
       Banks and Brokerage Firms, Please Call Toll Free: (800) 654-2468

              Stockholders, Please Call Toll Free: (800) 607-0088

   our Dealer Manager:

[LOGO] US bancorp
Piper Jaffray(R)
                          800 Nicollet Mall, J1012063
                         Minneapolis, Minnesota 55402
                           (800) 333-6000 ext. 8554

To:  All holders of shares of common stock of ORATEC Interventions, Inc.:

                                 INTRODUCTION

   Orchid Merger Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation ("Smith & Nephew"), and an indirect wholly owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $.001 per share ("Common Stock"), of ORATEC Interventions, Inc., a Delaware corporation ("ORATEC"), including the associated rights to purchase shares of Series A Preferred Stock, par value $.001 per share, of ORATEC (the "Rights") issued under the Preferred Shares Rights Agreement dated as of November 28, 2000, as amended, (the "Rights Agreement"), between ORATEC and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent") (collectively, the "Shares"), at a purchase price of $12.50 per share, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). As used herein, "we" or "us" refers to Smith & Nephew and Purchaser.

   You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup federal income tax withholding of 30% of the gross proceeds payable to you. See Section 5. We will pay all charges and expenses of U.S. Bancorp Piper Jaffray Inc., as Dealer Manager, American Stock Transfer & Trust Company, as Depositary, and Morrow & Co., Inc., as Information Agent, incurred in connection with the Offer. See Section 16.

   The Board of Directors of ORATEC (the "ORATEC Board") has by a unanimous vote approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below), has determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of, ORATEC's stockholders, and unanimously recommends that stockholders of ORATEC accept the Offer and tender their Shares pursuant to the Offer.

   We are not required to purchase any Shares unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the Shares that in the aggregate are outstanding, determined on a fully diluted basis (assuming the exercise of all options to purchase Shares, and the conversion or exchange of all securities convertible or exchangeable into Shares, outstanding at the expiration date of the Offer) (the ''Minimum Condition''). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the ''SEC'') and to the prior written consent of ORATEC), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14, and 15 below.

   We are making the Offer under the Agreement and Plan of Merger (the ''Merger Agreement''), dated as of February 13, 2002, among ORATEC, Smith & Nephew and Purchaser. Following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into ORATEC (the ''Merger''), with ORATEC continuing as the surviving corporation (the ''Surviving Corporation''). In the Merger, each Share issued and outstanding immediately prior to the Effective Time (as defined herein) (other than any Shares that are held in the treasury of ORATEC, Shares owned by Smith & Nephew or by any wholly owned subsidiary of Smith & Nephew and Shares held by stockholders who properly exercise appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive $12.50 in cash, without interest, or any higher price per Share paid in the Offer (the ''Merger Consideration''). Section 11 below contains a more detailed description of the Merger Agreement. Section 5 below describes the principal federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

   J. P. Morgan Securities, Inc. ("J. P. Morgan"), has delivered to the ORATEC Board a written opinion that, as of the date of the Merger Agreement and based upon and subject to the matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the J. P. Morgan opinion is included with ORATEC's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by J. P. Morgan.

   The approval and adoption of the Merger Agreement by ORATEC requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, Smith & Nephew and its subsidiaries will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by ORATEC's stockholders.

   ORATEC has informed us that, as of February 8, 2002, there were (a) 23,215,109 Shares issued and outstanding, (b) 3,154,096 Shares subject to issuance under outstanding options issued by ORATEC, (c) 28,000 Shares subject to issuance under outstanding warrants issued by ORATEC and (d) 60,000 Shares subject to issuance, prior to the expiration of the Offer, pursuant to ORATEC's 1999 Employee Stock Purchase Plan. If Purchaser acquires at least 13,228,603 Shares in the Offer, ownership of such Shares will give Purchaser control of a majority of the outstanding Shares (assuming the exercise of all options to purchase Shares, and the conversion or exchange of securities convertible or exchangeable into Shares, outstanding at the expiration date of the Offer). Accordingly, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder.

   Stockholders of ORATEC, including its directors and executive officers, owning a total of 3,248,426 Shares, constituting approximately 13.99% of the total number of Shares outstanding as of February 8, 2002, have entered into stockholder agreements pursuant to which they have agreed to tender those Shares pursuant to the Offer. See Section 11 below. ORATEC has advised us that each of its directors and each of its executive officers intends to tender all Shares that such director or executive officer owns in the Offer.

   The Offer is conditioned upon the fulfillment of the conditions described in
Section 14 below. The Offer will expire at 12:00 midnight, New York City time, on Thursday, March 21, 2002, unless we extend it.

   This Offer to Purchase and the related letter of transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

1.   Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 of this Offer to Purchase on or prior to the Expiration Date. The term ''Expiration Date'' means 12:00 midnight, New York City time, on Thursday, March 21, 2002. We may terminate or withdraw the Offer or extend the Offer from time to time, if at the then-scheduled expiration date of the Offer, the conditions to the Offer shall have not been satisfied or earlier waived. We may also extend the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or its staff applicable to the Offer or on one or more occasions for an aggregate period of not more than ten business days if there shall not have been tendered a sufficient number of Shares to enable the Merger to be effected without a meeting of ORATEC's stockholders in accordance with Section 253 of the DGCL. If we extend the Offer under any of these circumstances, the term ''Expiration Date'' will mean the time and date at which the Offer, as so extended, will expire.

   Upon the terms and subject to the conditions of the Offer, we will purchase all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If, at the Expiration Date, the conditions to the Offer described in
Section 14 have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 4.

   Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to: (a) delay purchase of or, regardless of whether we previously purchased any Shares, payment for any Shares pending receipt of any regulatory or governmental approvals or expiration of the applicable regulatory or governmental waiting period specified in Section 15; (b) terminate the Offer prior to the Expiration Date if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and
(c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement thereof. We acknowledge (a) that Rule 14e-1(c) under the Exchange Act of 1934 (the ''Exchange Act'') requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open. The rights we reserve in this paragraph are in addition to our rights described in Section 14.

   Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   In the Merger Agreement, we have agreed that, without the prior written consent of ORATEC, we will not (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to or modify the conditions to the Offer (other than to waive any condition to the Offer to the extent permitted by the Merger Agreement), (d) except as provided in the Merger Agreement, extend the Offer, (e) change the form of consideration payable in the Offer, or
(f) otherwise amend the terms and conditions of the Offer in a manner adverse to the holders of Shares.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum 10 business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of such period of 10 business days. For purposes of the Offer, a ''business day'' means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the HSR Act (as defined in Section 14), and the other conditions set forth in Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, without the consent of ORATEC, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that we waive any condition set forth in Section 14 and Purchaser purchases Shares pursuant to the Offer, Purchaser may, in Purchaser's sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   ORATEC has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

   We reserve the right (but are not obligated), in accordance with the Merger Agreement and applicable rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period of the Offer and our purchase of Shares tendered in the Offer. A subsequent offering period would give stockholders who do not tender in the initial offering period of the Offer another opportunity to tender their Shares and receive the same offer price. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. If we elect to provide a subsequent offering period, we will disseminate additional tender offer materials. During a subsequent offering period, stockholders will not have withdrawal rights, and we will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

2.   Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly (as permitted by Section 4) after the Expiration Date. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

   For information with respect to regulatory approvals that we are required to obtain prior to the completion of the Offer, see Section 15.

   In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (''Share Certificates'') or timely confirmation (a ''Book-Entry

Confirmation'') of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the ''Book-Entry Transfer Facility'') pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn if, as and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering stockholders.

   Under no circumstances will we pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

   If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our wholly owned subsidiaries the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares.

   Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the Share Certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish an account with respect to each of the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

   Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an ''Eligible Institution'') must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled ''Special Payment Instructions'' or the box labeled ''Special Delivery Instructions'' on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

   Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

    (a)your tender is made by or through an Eligible Institution;

    (b)the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

    (c)the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery. A ''trading day'' is any day on which the New York Stock Exchange is open for business.

   You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at the Book-Entry Transfer Facility.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of ORATEC's stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer (subject, in the case of the Minimum Condition, to the consent of ORATEC) or any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Parent, Smith & Nephew, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights.

   Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 23, 2002.

   If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this document, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Parent, Smith & Nephew, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.   Material Federal Income Tax Consequences.

   Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares for cash in the Offer or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held the Shares for more than one year. The maximum tax rate for noncorporate taxpayers on adjusted net capital gain is 20%.

   Under the backup federal income tax withholding laws applicable to certain stockholders (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 30% of the amount of any payments made to those stockholders pursuant to the Offer and the Merger. To prevent backup federal income tax withholding, you generally must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 8 of the Letter of Transmittal.

   In general, any cash received by a stockholder who exercises appraisal rights will result in the recognition of capital gain or loss. Any such stockholder should consult his or her own tax advisor.

   The discussion above may not be applicable to certain types of stockholders, including stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code (such as insurance companies, tax-exempt entities and regulated investment companies).

   The federal income tax discussion set forth above is included for general information only. You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer and the Merger, including federal, state, local and foreign tax consequences.

6.   Price Range of the Shares; Dividends

   According to ORATEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Shares are principally traded on the Nasdaq National Market (''Nasdaq'') under the symbol "OTEC." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on Nasdaq. During such period, ORATEC has paid no cash dividends on the Shares.

                                                               High   Low
                                                              ------ ------
    Fiscal 2000
    From April 4, 2000 through June 30, 2000................. $44.25 $19.13
    Quarter Ended September 30, 2000......................... $50.00 $ 9.88
    Quarter Ended December 31, 2000.......................... $14.13 $ 3.13

    Fiscal 2001
    Quarter Ended March 31, 2001............................. $11.88 $ 5.13
    Quarter Ended June 30, 2001.............................. $ 9.71 $ 5.41
    Quarter Ended September 30, 2001......................... $10.00 $ 5.50
    Quarter Ended December 31, 2001.......................... $ 6.85 $ 4.30

    Fiscal 2002
    Quarter Ending March 31, 2002 (through February 21, 2002) $12.44 $ 6.08

   Under the terms of the Merger Agreement, ORATEC is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Purchaser.

   On February 13, 2002, the last day on which there was a reported trade of Shares prior to the announcement of the execution of the Merger Agreement, the reported closing price per Share on Nasdaq was $8.90. On February 21, 2002, the last full day of trading prior to the commencement of the Offer, the reported closing price per Share on Nasdaq was $12.40.

   Stockholders are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Nasdaq Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq, which requires, among other things, that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $5,000,000, have at least two market makers, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot stockholders, with a market value of at least $15,000,000, have at least four market makers, have a minimum bid price of $3 and have either (A) a market capitalization of at least $50,000,000 or (B) total assets and revenues each of at least $50,000,000. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Small Cap Market, which requires, among other things, that an issuer have at least 500,000 publicly held shares, held by at least 300 round lot stockholders, with a market value of at least $1,000,000, have a minimum bid price of $1, have at least two market makers and have any of (A) a market capitalization of at least $35,000,000, (B) stockholders' equity of at least $2,500,000, or (C) net income (in the latest fiscal year or two of the last three fiscal years) of at least $500,000, in order to continue to qualify for inclusion.

   If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by ORATEC to the SEC if the Shares are not listed on a ''national securities exchange'' and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that ORATEC would be required to furnish to its stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to ORATEC. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to ''going private'' transactions would no longer be applicable to ORATEC. In addition, the ability of ''affiliates'' of ORATEC and persons holding ''restricted securities'' of ORATEC to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for stock exchange listing or Nasdaq reporting. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause ORATEC to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

   If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq will be terminated following the completion of the Merger.

   Margin Regulations. The Shares are currently ''margin securities'' under the regulations of the Board of Governors of the Federal Reserve System, which have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (''Purpose Loans''). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute ''margin securities'' for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute ''margin securities.''

8.   Certain Information Concerning ORATEC.

   ORATEC's principal executive offices are located at 3700 Haven Court, Menlo Park, California 94025. Its telephone number at such offices is (650) 369-9904. The following description of ORATEC and its business has been taken from ORATEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and is qualified in its entirety by reference to ORATEC's Form 10-K.

   ORATEC develops and markets innovative medical devices that use controlled thermal energy to treat spine and joint disorders. ORATEC currently markets two minimally invasive systems, the SpineCATH IntraDiscal

ElectroThermal Therapy, or IDET, system and the ElectroThermal Arthroscopy System. These proprietary systems deliver heat to modify, cut or remove damaged or stretched tissue.

   ORATEC files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. ORATEC's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to ORATEC or any of its affiliates or for any failure by ORATEC to disclose events which may have occurred or may affect the significance or accuracy of any such information.

   Set forth below is certain summary consolidated financial data with respect to ORATEC that has been excerpted or derived from financial information contained in ORATEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and from the unaudited financial statements contained in ORATEC's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001. More comprehensive financial information is included in such report and other documents filed by ORATEC with the SEC, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth above.

                          ORATEC Interventions, Inc.
                     Selected Consolidated Financial Data
                 (amount in thousands, except per share data)

                                                     Nine Months Ended                 Years Ended
                                               ------------------------------ ----------------------------
                                                September 30,  September 30,   December 31,   December 31,
Statement of Operations Data:                       2001            2000           2000           1999
-----------------------------                  --------------  -------------- -------------  -------------
                                                (unaudited)     (unaudited)
Sales......................................... $       36,308  $       37,754 $      49,919  $      31,365
Cost of sales.................................         11,537          11,382        15,556         13,030
                                               --------------  -------------- -------------  -------------
Gross profit..................................         24,711          26,372        34,363         18,335
Operating expenses:
 Research and development.....................          4,239           4,293         5,842          4,085
 Sales and marketing..........................         18,409          17,210        23,624         17,541
 General and administrative...................          3,326           3,568         4,536          5,043
 Stock compensation...........................            251           1,102         1,115            624
                                               --------------  -------------- -------------  -------------
Total operating expenses......................         26,225          26,173        35,117         27,293
                                               --------------  -------------- -------------  -------------
Income (loss) from operations.................         (1,454)            199          (754)        (8,958)
Interest income (expense), net................          1,982             994         1,837           (711)
                                               --------------  -------------- -------------  -------------
Income (loss) before taxes....................            528           1,193         1,083         (9,669)
Provision for income taxes....................             26              60            48             --
                                               --------------  -------------- -------------  -------------
Net income (loss)............................. $          502  $        1,133 $       1,035  $      (9,669)
                                               ==============  ============== =============  =============
Net income (loss) per common share, basic..... $         0.02  $         0.07 $        0.06  $       (2.30)
Net income (loss) per common share, diluted... $         0.02  $         0.05 $        0.05  $       (2.30)
Shares used in computing net income (loss) per
  common share, basic.........................         22,909          15,944        17,556          4,201
Shares used in computing net income (loss) per
  common share, diluted.......................         23,595          22,737        22,954          4,201

                                  September 30, December 31, December 31,
      Balance Sheet Data:             2001          2000         1999
      -------------------         ------------- ------------ ------------
      Total current assets.......    66,474        68,073       19,432
      Property and equipment, net     9,064         8,985        4,409
      Intangible assets..........     3,480            --           --
      Other long-term assets.....       100            --           --
      Total current liabilities..     6,317         6,721       13,062
      Stockholders' Equity.......    72,801        70,337        6,431

   Projections. ORATEC does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data. However, certain projections (the ''Projections'') were provided to the ORATEC Board, as well as to Parent, Smith & Nephew, Purchaser and their advisers in connection with the negotiation of the Merger Agreement.

   The Projections were prepared by ORATEC solely for internal use and not for public disclosure. The Projections were not prepared with a view to complying with the published guidelines of the SEC regarding projections or with the American Institute of Certified Public Accountants Guide to Prospective Financial Statements. Neither ORATEC's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Projections. The Projections do not reflect any of the effects of the Offer, the Merger or other changes that in the future may be deemed appropriate in light of the circumstances then existing.

   The Projections necessarily are based upon numerous estimates and assumptions that are inherently subject to significant economic, industry and competitive risks, uncertainties and contingencies, including industry performance, general business and economic conditions, and other matters, all of which are difficult to predict and many of which are beyond the control of ORATEC. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher, or lower, than those projected. The inclusion of this forward-looking information should not be regarded as fact or an indication that Parent, Smith & Nephew, Purchaser or ORATEC or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. None of Parent, Smith & Nephew, Purchaser or ORATEC assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. ORATEC does not intend to update or revise the Projections.

   The following are the Projections:

                                                  Years Ended
                                         ----------------------------
          (Dollars in Millions)           2002   2003   2004    2005
          ---------------------          -----  -----  ------  ------
          Sales......................... $58.0  $91.4  $126.0  $160.7

          Gross Margin.................. $40.9  $68.8  $ 97.9  $127.2
          Gross Margin as % of Sales....  70.6%  75.3%   77.7%   79.1%

          Expense....................... $40.8  $50.4  $ 62.4  $ 72.1
          Expense as % of Sales.........  70.4%  55.2%   49.5%   44.9%

          Operating Profit.............. $ 0.1  $18.4  $ 35.5  $ 55.1
          Operating Profit as % of Sales   0.2%  20.1%   28.2%   34.3%

9.   Certain Information Concerning Purchaser, Smith & Nephew and Parent.

   Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Purchaser is a wholly owned subsidiary of Smith & Nephew. The principal executive office of Purchaser is located at 1450 Brooks Road, Memphis, Tennessee 38116. Purchaser's telephone number at such offices is (901) 396-2121.

   Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization and no operating history, no meaningful financial information regarding Purchaser is available.

   Smith & Nephew, a Delaware corporation, has its principal executive office at 1450 Brooks Road, Memphis, Tennessee 38116. Smith & Nephew's telephone number at such offices is (901) 396-2121. Smith & Nephew is an indirect wholly owned subsidiary of Parent. Smith & Nephew consists of the following United States operations: Orthopaedics, Memphis, Tennessee; Endoscopy, Andover and Mansfield, Massachusetts and Oklahoma City, Oklahoma; Wound Management, Largo, Florida; and Rehabilitation, Germantown, Wisconsin. These divisions employ approximately 3,000 people in the United States.

   Parent, a public limited company incorporated in Great Britain and registered in and operating under the laws of England and Wales, has its principal executive office at 15 Adam Street, London WC2N 6LA. Parent's telephone number at such offices is 011-44-207-401-7646. Parent is a global healthcare company, which, together with its subsidiaries, has operations in 34 countries and established sales in more than 90 countries. Parent employs almost 7,500 people worldwide, including approximately 3,078 in the United States and approximately 1,739 in the United Kingdom. Parent focuses on the development and marketing of medical devices in the growth sectors of orthopaedics, endoscopy and advanced wound management.

   Parent files Forms 20-F, Forms 6-K and other documents with the SEC relating to its business, financial condition and other matters. You may inspect or copy these reports and other information at the SEC's public reference facilities, and they should be available for inspection in the same manner as set forth with respect to ORATEC in Section 8 (except that they are not available for inspection on the SEC's Internet world wide web site).

   The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent, Smith & Nephew and the Purchaser are set forth in
Schedule I to this Offer to Purchase. Except as expressly noted in Schedule I to this Offer to Purchase, each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Except as described in this Offer to Purchase, none of Purchaser, Smith & Nephew, Parent, or to the best knowledge of Purchaser, Smith & Nephew or Parent, any of the persons listed in Schedule I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

   Except as set forth in this Offer to Purchase, none of Purchaser, Smith & Nephew, Parent or, to the best knowledge of Purchaser, Smith & Nephew or Parent, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ORATEC, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Smith & Nephew or Parent, or, to the best knowledge of Purchaser, Smith & Nephew or Parent, any of the persons listed in Schedule I hereto, on the one hand, and ORATEC or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of Purchaser, Smith & Nephew, Parent or, to the best knowledge of Purchaser, Smith & Nephew or Parent, any of the persons listed in Schedule I hereto, has had any transaction with ORATEC or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10.  Background of the Offer; Contacts with ORATEC.

   As part of its long term plan to review strategic business opportunities, in May 2000 ORATEC engaged J.P. Morgan to act as its financial advisor.

   As part of its customary review of its strategic business development plans for 2001, in early 2001 Parent determined to pursue acquisition opportunities in the area of radio frequency technology and related products that would complement and expand the product offerings of Parent's Endoscopy Division.

   In February 2001, representatives of U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray") met with senior management of Parent to discuss potential acquisition candidates in the United States, including ORATEC. Representatives of Piper Jaffray subsequently requested a meeting with Mr. Ken Anstey, President and Chief Executive Officer of ORATEC.

   On April 19, 2001, representatives of Piper Jaffray met with Mr. Anstey in Menlo Park, California to discuss the possibility of a strategic acquisition of ORATEC by Smith & Nephew. At the meeting, Mr. Anstey indicated that ORATEC was in the midst of implementing its operating strategy and was not at that time interested in pursuing discussions relating to such a transaction.

   On July 19, 2001, members of senior management of Smith & Nephew, including Mr. Ron Sparks, President, Endoscopy Division of Smith & Nephew, members of senior management of Parent and representatives of Piper Jaffray met with Mr. Anstey in Menlo Park, California. At the meeting, Mr. Anstey gave an overview presentation of ORATEC and Mr. Sparks gave an overview presentation of Parent and Smith & Nephew. At the meeting, the parties discussed Smith & Nephew's continued desire to commence discussions relating to the possible acquisition of ORATEC by Smith & Nephew.

   On July 31, 2001, the ORATEC Board met at a special meeting to discuss ORATEC's recent meeting with Smith & Nephew. J.P. Morgan gave the ORATEC Board a presentation related to potential acquisition scenarios. The ORATEC Board engaged in a lengthy discussion relating to potential transactions, including a potential transaction with Smith & Nephew. The ORATEC Board determined that it would not pursue further discussions with Smith & Nephew at that time.

   In September 2001, representatives of Piper Jaffray had several conversations with Mr. Anstey and with Mr. Richard Ferrari, Chairman of ORATEC, regarding a possible acquisition of ORATEC by Smith & Nephew.

   In September 2001, Mr. Anstey was contacted by senior management of another company ("Company A") to discuss potential strategic business opportunities. Mr. Anstey had several meetings and discussions with a representative of Company A to discuss a potential strategic relationship between ORATEC and Company A. Following these initial discussions, ORATEC and Company A decided not to pursue a strategic transaction in the near term.

   On September 21, 2001, Smith & Nephew formally engaged Piper Jaffray to act as Smith & Nephew's financial advisor in connection with possible strategic transactions in the United States in the area of endoscopy.

   On October 9, 2001, representatives of Piper Jaffray gave a presentation to senior management of Parent regarding a possible acquisition of ORATEC by Smith & Nephew. At a regular meeting on November 1, 2001, senior management of Parent briefed the board of directors of Parent on discussions with ORATEC.

   On November 8, 2001, Mr. Peter Huntley, Group Director, Business Development of Parent, Mr. Sparks and representatives of Piper Jaffray met with Mr. Anstey, Ms. Nancy V. Westcott, Chief Financial Officer and Vice President of Administration of ORATEC, and representatives of J.P. Morgan in New York City. Smith &

Nephew indicated its interest in the acquisition of ORATEC at a price of $11.25 per Share in cash, based on the information with respect to ORATEC that it had reviewed to date. Mr. Anstey and representatives of J.P. Morgan indicated that ORATEC would not be interested in discussing an acquisition by Smith & Nephew at that price. After the meeting, representatives of Piper Jaffray and representatives of J.P. Morgan had discussions relating to Smith & Nephew's valuation of ORATEC.

   On November 27, 2001, members of senior management of Parent and Smith & Nephew and representatives of Piper Jaffray met with members of senior management of ORATEC and representatives of J.P. Morgan in New York City. Senior management of ORATEC gave a presentation of the business, operations and financial condition of ORATEC. At the meeting, senior management of Smith & Nephew and representatives of Piper Jaffray indicated that they would use the information provided by ORATEC to determine whether Smith & Nephew would be willing to increase its proposed purchase price. Also on November 27, Smith & Nephew and ORATEC entered into a mutual confidentiality agreement.

   On November 27, 2001, Mr. Anstey requested that J.P. Morgan renew discussions with another company ("Company B") with whom ORATEC had had prior discussions in 2000 and 2001 relating to a possible acquisition of ORATEC by Company B. On December 5, 2001, ORATEC entered into a mutual confidentiality agreement with Company B. On December 6, 2001, ORATEC met with Company B to discuss a potential transaction and gave Company B a presentation relating to ORATEC's business.

   On December 7, 2001, Mr. Sparks delivered a letter to Mr. Anstey containing Smith & Nephew's indication of interest in acquiring ORATEC through a tender offer for all outstanding Shares at $12.50 per Share in cash followed by a back-end merger at the same price, subject to completion of satisfactory due diligence, negotiation and execution of a definitive merger agreement and of agreements providing for directors and executive officers of ORATEC to support the transaction and approval of the board of directors of Parent. This letter also requested that ORATEC enter into an exclusivity agreement with Smith & Nephew so that Smith & Nephew could complete its due diligence investigation of ORATEC.

   On December 10, 2001, at a regularly scheduled meeting of the ORATEC Board, representatives of J.P. Morgan presented Smith & Nephew's indication of interest to the ORATEC Board along with a detailed analysis of alternative scenarios. The ORATEC Board directed senior management to continue discussions with Smith & Nephew.

   On December 14, 2001, the ORATEC Board held a telephonic meeting to continue its deliberations regarding the options then available to ORATEC. Following a report by representatives of J.P. Morgan on discussions they had engaged in with Company B, the ORATEC Board concluded that Company B would not be able to present ORATEC with the terms of a proposed offer in a timely manner, and that any delay in responding to Smith & Nephew's indication of interest could jeopardize a possible transaction with Smith & Nephew. The ORATEC Board then authorized senior management of ORATEC to pursue a possible transaction with Smith & Nephew at a price of $12.50 per Share and to enter into an exclusivity agreement with Smith & Nephew.

   On December 19, 2001, Smith & Nephew and ORATEC entered into an exclusivity agreement pursuant to which ORATEC agreed, for a period extending until January 23, 2002, not to solicit, initiate or encourage the submission of proposals by third parties relating to an acquisition of ORATEC.

   From December 19, 2001 through December 21, 2001, senior management of Smith & Nephew, representatives of Piper Jaffray, Smith & Nephew's legal counsel and Smith & Nephew's accounting advisors met with ORATEC's senior management, representatives of J.P. Morgan and ORATEC's legal counsel in Menlo Park, California to perform financial, operational and legal due diligence. During the last two weeks of 2001 and the first two weeks of January 2002, Smith & Nephew and its legal and financial advisors continued their due diligence investigation of ORATEC with the cooperation of senior management of ORATEC and ORATEC's legal and financial advisors.

   On January 8, 2002, Smith & Nephew's legal counsel delivered a draft merger agreement and a draft stockholder agreement to ORATEC's legal counsel. Between January 8, 2002 and February 13, 2002, representatives of Smith & Nephew and ORATEC and their respective legal counsel and financial advisors held numerous meetings and conferences during which the draft agreements were discussed and negotiated.

   On January 16, 2002, members of senior management of Smith & Nephew and its legal counsel and representatives of Piper Jaffray met with senior management of ORATEC, representatives of J.P. Morgan and ORATEC's legal counsel to conduct additional due diligence.

   On January 21, 2002, at a regularly scheduled board meeting, senior management of ORATEC updated the ORATEC Board on Smith & Nephew's due diligence effort and negotiations with Smith & Nephew relating to the merger agreement and stockholder agreement.

   On February 5, 2002, ORATEC and Smith & Nephew executed an amendment extending the exclusivity agreement from January 23, 2002 to February 13, 2002. On February 6, 2002 at a regularly scheduled board meeting, senior management of Parent updated Parent's board of directors on negotiations between Smith & Nephew and ORATEC. Between February 7, 2002 and February 13, 2002, the parties and their respective legal counsel continued to negotiate the terms of the proposed merger agreement and stockholder agreement.

   On February 13, 2002, the board of directors of Parent approved the proposed transaction after receiving a presentation of the material terms of the proposed transaction from senior management. On the same date, the Offer, the Merger, the Merger Agreement and the related transactions were approved by the board of directors of each of Smith & Nephew and Purchaser.

   On the morning of February 13, 2002, the ORATEC Board had a telephonic meeting with senior management of ORATEC, ORATEC's legal counsel and representatives of J.P. Morgan to discuss the status of negotiations with Smith & Nephew and the directors' comments on the Merger Agreement and Stockholder Agreement. Representatives of ORATEC's legal counsel then presented a detailed review of the terms of the Merger Agreement and the Stockholder Agreement and reviewed for the ORATEC Board the ORATEC Board's fiduciary duties with respect to the transaction. Representatives of J.P. Morgan presented J.P. Morgan's analysis of information to serve as the basis for evaluating the proposed price to be paid pursuant to the Offer and the Merger and rendered to the ORATEC Board its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated February 13, 2002) that, as of such date and based on and subject to the matters described in the opinion, the $12.50 per Share cash consideration to be received by the holders of the Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. Representatives of J.P. Morgan then responded to questions raised by the ORATEC Board regarding its analysis and opinion. The ORATEC Board then engaged in a full discussion of the terms of the proposed Merger Agreement and Stockholder Agreement, the various factors considered by the ORATEC Board in approving the Merger Agreement and recommending the Offer and the analysis and opinion of J.P. Morgan. Thereafter, the ORATEC Board unanimously approved the Merger Agreement, the Offer and the Merger, determined that the terms of the Offer and the Merger are fair to, and in the best interests of, stockholders of ORATEC and recommended that the stockholders of ORATEC accept the Offer and tender their Shares pursuant to the Offer.

   In the evening of February 13, ORATEC, Smith & Nephew and Purchaser executed the Merger Agreement and Smith & Nephew, Purchaser and the Tendering Stockholders (as defined herein) executed the Stockholder Agreements. Public disclosure of the execution of the Merger Agreement was made by joint press release on February 14, 2002, prior to the opening of trading of the Shares on Nasdaq.

   On February 22, 2002, in accordance with the Merger Agreement, Purchaser commenced the Offer.

11. Purpose of the Offer and the Merger; The Merger Agreement; The Confidentiality Agreement; The Stockholder Agreements; Statutory Requirements; Appraisal Rights; Rule 13e-3; Plans for ORATEC After the Offer and the Merger.

   Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is for Smith & Nephew to acquire all of the outstanding Shares. Upon the consummation of the Merger, ORATEC will become a wholly owned subsidiary of Smith & Nephew. The acquisition of Shares has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of ORATEC from the public stockholders to Smith & Nephew and provide stockholders with cash for all of their Shares.

   Stockholders of ORATEC who sell their Shares pursuant to the Offer will cease to have any equity interest in ORATEC or the right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in ORATEC. Similarly, after selling their Shares pursuant to the Offer or the subsequent Merger, stockholders of ORATEC will no longer bear the risk of any decrease in the value of ORATEC.

   The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the agreement itself, which is filed as an exhibit to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8 above.

   The Offer. The Merger Agreement provides for the commencement of the Offer by Purchaser. The obligation of Purchaser to accept for payment and pay for Shares validly tendered pursuant to the Offer is subject to the prior satisfaction or waiver by Purchaser of the conditions to the Offer set forth in
Section 14 hereof. The Merger Agreement provides that, without the prior written consent of ORATEC, Purchaser will not (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) impose additional conditions to the Offer other than the conditions set forth in Section 14 or modify the conditions to the Offer (other than to waive any condition of the Offer to the extent permitted by the Merger Agreement), (d) except as described in the following paragraph, extend the Offer, (e) change the form of consideration payable in the Offer or (f) otherwise amend the terms and conditions of the Offer in a manner adverse to the holders of Shares.

   We have agreed with ORATEC that we will not extend the Offer, without the consent of ORATEC; provided, however, that without the consent of ORATEC, we may extend the Offer (a) if, at the scheduled or extended expiration date of the Offer any of the conditions to Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (c) on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement if there shall not have been tendered a sufficient number of Shares to enable the Merger to be effected in accordance with Section 253 of the DGCL, in each case subject to the right of Smith & Nephew, Purchaser or ORATEC to terminate the Merger Agreement pursuant to its terms.

   We have also agreed with ORATEC that if at any scheduled expiration date of the Offer, the Minimum Condition or the HSR Condition (as defined in Section
14) or the conditions to the Offer described in paragraph (e) or (f) of Section 14 shall not have been satisfied but all of the conditions to the Offer described in paragraphs (a), (b), (c), (d) and (g) of Section 14 shall then be satisfied, at the request of ORATEC, we will extend the Offer from time to time subject to any right of Smith & Nephew, Purchaser or ORATEC to terminate the Merger Agreement pursuant to its terms; provided, however, that Purchaser will not be required to extend the Offer if any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Smith & Nephew, Purchaser or their affiliates or any group of which any of them is a member, has acquired, or announced and not withdrawn its intention to acquire, beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares.

   The Merger. The Merger Agreement provides that Purchaser will be merged with and into ORATEC following the satisfaction or waiver of the conditions to the Merger contained in the Merger Agreement. As a result of the Merger, the separate corporate existence of Purchaser will cease and ORATEC will continue as the Surviving Corporation.

   At the effective time of the Merger (the ''Effective Time''), the Certificate of Incorporation and Bylaws of ORATEC shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation; the directors of

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

Purchaser shall become the directors of the Surviving Corporation and the officers of ORATEC shall become the officers of the Surviving Corporation.

   ORATEC has agreed in the Merger Agreement that it will, if required by applicable law and at Smith & Nephew's request, as soon as practicable following the purchase of Shares pursuant to the Offer, (a) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement and use its reasonable best efforts to respond to any comments of the SEC and its staff and to cause the proxy statement to be mailed to its stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and (b) convene a special meeting of its stockholders for the purpose of considering the adoption of the Merger Agreement. The Merger Agreement provides that if Purchaser or any other direct or indirect subsidiary of Smith & Nephew owns at least 90% of the outstanding Shares, Smith & Nephew, Purchaser and ORATEC shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of the stockholders of ORATEC, in accordance with
Section 253 of the DGCL.

   Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, ORATEC or the holders of any securities of Purchaser or ORATEC, each Share (other than Shares held in the treasury of ORATEC, Shares owned by Smith & Nephew or any wholly owned subsidiary of Smith & Nephew and Shares owned by stockholders, if any, who properly exercise appraisal rights under the DGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Merger Consideration. Each share of stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of Purchaser, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

   The Merger Agreement provides that Smith & Nephew or the designated paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Smith & Nephew or such paying agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law.

   Representations and Warranties. In the Merger Agreement, ORATEC has made customary representations and warranties to Smith & Nephew and Purchaser. The representations and warranties of ORATEC relate, among other things, to its organization, good standing and corporate power; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; filings made by ORATEC with the SEC under the Securities Act of 1933, as amended (the ''Securities Act''), and the Exchange Act (including financial statements included in the documents filed by ORATEC under these acts); information supplied by ORATEC; the absence of certain events since December 31, 2000; permits and compliance with laws; tax matters; actions and proceedings; compensation agreements; benefit plans and employees and employment practices; liabilities; certain labor matters; intellectual property matters; title to assets; inventories; environmental matters; state takeover statutes; the Rights Agreement; required votes; transactions with affiliates; suppliers and sales representatives; insurance; accounts receivable; products; and brokers.

   Purchaser and Smith & Nephew have also made customary representations and warranties to ORATEC. Representations and warranties of Purchaser and Smith & Nephew relate, among other things, to: their organization and good standing; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; information supplied by Purchaser and Smith & Nephew; interim operations of Purchaser; ownership of Shares; brokers; and financing.

   Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement through the Effective Time, ORATEC has agreed that, except to the extent Smith & Nephew shall otherwise consent in writing:

(a)  ORATECshall in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve

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

       intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time;

    (b)ORATEC shall not (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of ORATEC or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (c)ORATEC shall not issue, deliver, sell, pledge, grant, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (i) the issuance of shares of Common Stock upon the exercise of options or warrants to purchase Shares that was outstanding on the date of the Merger Agreement in accordance with their current terms, and (ii) the issuance of shares of Common Stock pursuant to the Stock Purchase Plan in accordance with the Merger Agreement;

    (d)ORATEC shall not amend its charter or by-laws or equivalent organizational documents;

    (e)ORATEC shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

    (f)ORATEC shall not sell, lease, pledge or otherwise dispose of or encumber, or agree to sell, lease, pledge or otherwise dispose of or encumber, any of its assets with a fair market value in excess of $100,000, other than sales of inventory that are in the ordinary course of business consistent with past practice;

    (g)ORATEC shall not (i) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person or entity, other than in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $250,000 or (ii) invest its cash or reinvest its maturing investments in investments other than certificates of deposit, direct obligations of the United States government, money market instruments and obligations of any corporation which at the time of purchase are rated AA or better by Standard & Poor's Corporation, Inc., in each case, having maturity of no more than 30 days;

    (h)ORATEC shall not alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of ORATEC or form any subsidiaries;

    (i)except as provided in the Merger Agreement, ORATEC shall not enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan (as defined in the Merger Agreement) or Compensation Agreement (as defined in the Merger Agreement);

    (j)ORATEC shall not increase the compensation payable or to become payable to its directors, officers, employees, consultants or other service providers (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of ORATEC who are not officers of ORATEC) or grant any severance or termination pay to, or enter into any employment or other agreement with, any director, officer, employee, consultant or other service provider of ORATEC, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee, consultant or other service provider;

    (k)ORATEC shall not knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state, local or foreign law, rule, regulation, guideline or ordinance;

    (l)ORATEC shall not make any change to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

    (m)ORATEC shall not prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods;

    (n)ORATEC shall not settle or compromise any tax liability or any claims or litigation in excess of $50,000 or commence any litigation or proceedings;

    (o)ORATEC shall not enter into or amend any agreement or contract (i) having a term in excess of 12 months and which is not terminable by ORATEC without penalty or premium by notice of 60 days or less or (ii) which involves or is expected to involve payments of $25,000 or more during the term thereof; (iii) enter into, amend or terminate any other agreement or contract material to ORATEC; or (iv) purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $50,000;

    (p)ORATEC shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice or in accordance with their terms;

    (q)ORATEC shall not file any application for national coverage under Medicare of ORATEC's spine products; and

    (r)ORATEC shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

   No Solicitation. ORATEC shall not, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of ORATEC to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to ORATEC in connection with, or take any other action to cooperate in any way with respect to, or assist in or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that neither ORATEC nor its directors shall be prohibited from (x) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (y) referring a third party to the section of the Merger Agreement described in this paragraph or making a copy of such section available to any third party; and provider, further, that prior to the acceptance for payment of Shares pursuant to the Offer, if the ORATEC Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal (as defined below), then, to the extent required by the fiduciary obligations of the ORATEC Board, as determined in good faith by a majority thereof after consultation with independent counsel (who may be ORATEC's regularly engaged independent counsel), ORATEC may, in response to an unsolicited request therefor, furnish information with respect to ORATEC to any person pursuant to a confidentiality agreement, in customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the confidentiality agreement entered into between ORATEC and Smith & Nephew, and participate in discussions or negotiations with such person. For purposes of the Merger Agreement, ''Takeover Proposal'' means (i) any proposal for a merger or other business combination involving ORATEC, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of ORATEC representing 15% or more of the Shares or of the total voting securities of ORATEC outstanding, or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of ORATEC, other than the transactions contemplated by the Merger Agreement, and ''Superior Proposal'' means a bona fide written proposal made by a third party to acquire ORATEC pursuant to a tender or exchange offer, a merger, a sale of all or substantially all of the assets of ORATEC or otherwise on terms which a majority of the disinterested members of the ORATEC Board determines in its reasonable good faith judgment to be more favorable to ORATEC's stockholders than the Merger (based on the advice from ORATEC's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the reasonable good faith judgment of a majority of such disinterested directors, as expressed in a resolution adopted at a duly constituted meeting of such members (based on the advice of ORATEC's independent financial advisor), is reasonably capable of being obtained by such third party.

   The Merger Agreement provides further that, ORATEC must advise Smith & Nephew orally and in writing of (i) any Takeover Proposal or any request for information with respect to any Takeover Proposal received by any officer or director of ORATEC or, to the knowledge of ORATEC, any financial advisor, attorney or other advisor or representative of ORATEC, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry. ORATEC shall so advise Smith & Nephew no later than 24 hours following receipt of such Takeover Proposal or inquiry. If ORATEC intends to furnish any person with any information with respect to any Takeover Proposal, ORATEC is required to advise Smith & Nephew orally and in writing of such intention not less than 48 hours in advance of providing such information. ORATEC is further required to keep Smith & Nephew fully informed of any material changes to the status or material terms of any such Takeover Proposal or inquiry.

   Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, ORATEC has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which ORATEC is a party (other than any confidentiality or standstill agreement involving Smith & Nephew) and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

   Rights Agreement. Pursuant to the Merger Agreement, ORATEC and the Rights Agent executed an amendment to the Rights Agreement on February 13, 2002, rendering the Rights Agreement inapplicable to the Offer, the Merger, the Stockholder Agreements and the transactions contemplated thereby.

   Indemnification. Pursuant to the Merger Agreement, from and after the Effective Time, Smith & Nephew will cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of ORATEC to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by ORATEC pursuant to the indemnification agreements between ORATEC and certain officers and directors, the DGCL, ORATEC's Certificate of Incorporation or ORATEC's Bylaws for acts or omissions occurring at or prior to the Effective Time.

   Smith & Nephew has also agreed to cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, ORATEC's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially equivalent to ORATEC's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay aggregate premiums over the six-year period for the director's and officer's insurance in excess of $1,300,000.

   Board Representation. The Merger Agreement provides that promptly after such time as Purchaser acquires Shares pursuant to the Offer, Purchaser will be entitled to designate at its option up to that number of directors, rounded to the nearest whole number, of the ORATEC Board, subject to compliance with
Section 14(f) of the Exchange Act, as will make the percentage of ORATEC's directors designated by Purchaser equal to the percentage of the aggregate voting power of the Shares held by Smith & Nephew or any of its subsidiaries; provided, however, that in the event that Purchaser's designees are elected to the ORATEC Board, until the Effective Time, the ORATEC Board shall have at least two directors who were directors of ORATEC on the date of the Merger Agreement and who are not officers of ORATEC (the ''Independent Directors''). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the Independent Director shall designate an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors of ORATEC shall designate two persons to fill such vacancies who shall not be officers or affiliates of ORATEC, or officers or affiliates of Smith & Nephew or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election or appointment of Purchaser's designees to the ORATEC Board and prior to the Effective Time, any amendment, or waiver of any term or condition, of the Merger Agreement or ORATEC's Certificate of Incorporation or Bylaws, any termination of the Merger Agreement by ORATEC, any extension by ORATEC of the time for the performance of any of the obligations or other acts of Purchaser or waiver or assertion of any of ORATEC's rights under the Merger Agreement, and any other consent or action by the ORATEC Board with respect to the Merger Agreement, will require the concurrence of a majority of the Independent Directors and no other action by ORATEC, including any action by any other director of ORATEC, shall be required for purposes of the Merger Agreement. In connection with the foregoing, ORATEC will promptly, at the option of Smith & Nephew, either increase the size of the ORATEC Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the ORATEC Board as provided above to the fullest extent permitted by law.

   Conditions Precedent to the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (i) the Merger Agreement shall have been approved and adopted by the affirmative vote of the stockholders of ORATEC (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and ORATEC's Certificate of Incorporation; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) Purchaser shall have previously accepted for payment and paid for Shares validly tendered pursuant to the Offer, except that this condition shall not apply if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations (or the obligations of Smith & Nephew) under the Merger Agreement; and (iv) no court or other Governmental Entity (as defined in the Merger Agreement) having jurisdiction over ORATEC or Smith & Nephew or any of its subsidiaries shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

   Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the stockholders of ORATEC:

    (a)by mutual written consent of Smith & Nephew and ORATEC;

    (b)by either Smith & Nephew or ORATEC: (i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in Section 14 of this Offer to Purchase shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer prior to June 30, 2002 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party), or
       (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

    (c)by Smith & Nephew or Purchaser prior to the purchase of Shares pursuant to the Offer in the event of a breach by ORATEC of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of the Offer conditions described in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 30 days after the giving of written notice to ORATEC;

    (d)by Smith & Nephew or Purchaser if either Smith & Nephew or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Section 14;

    (e)by ORATEC if the ORATEC Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal and a majority of the ORATEC Board determines in its reasonable good faith judgment, after consultation with independent counsel, that failing to terminate the Merger Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that it has complied with the notice and other provisions of the Merger Agreement relating to no solicitation of Takeover Proposals and it complies to the extent applicable with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under ''--Fees and Expenses''); and provided further that ORATEC may not terminate the Merger Agreement pursuant to this clause (e) unless and until 72 hours have elapsed following the delivery to Smith & Nephew of a written notice of such determination by the ORATEC Board;

    (f)by ORATEC, in the event of a material breach by Smith & Nephew or Purchaser of any representation or warranty, covenant or other agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to Smith & Nephew or Purchaser, as applicable; or

    (g)by ORATEC, if the Offer has not been timely commenced in accordance with the Merger Agreement.

   In the event of a termination of the Merger Agreement by either ORATEC or Smith & Nephew, the Merger Agreement shall become void (except for certain provisions pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Smith & Nephew, Purchaser or ORATEC or their respective officers or directors other than for liability for any willful or intentional breach of a representation or warranty contained in the Merger Agreement, the willful or intentional breach of any covenant contained in the Merger Agreement or for fraud.

   Treatment of Stock Based Compensation, Employee Stock Purchase Plan and Warrants. Prior to the consummation of the Offer, the ORATEC Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary or appropriate to cause each option to purchase Shares that is outstanding as of the consummation of the Offer to vest in full and to become exercisable immediately prior to the consummation of the Offer with respect to all of the Shares at the time subject to such option. Each option to purchase Shares that is outstanding upon the consummation of the Offer shall be cancelled as of the consummation of the Offer, in consideration for which each holder of an option to purchase Shares will be entitled to receive from ORATEC an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the Merger Agreement (as described in the second sentence of this paragraph) will be paid as soon as reasonably practicable following the acceptance for payment of Shares by Purchaser pursuant to the Offer. The surrender of an option in exchange for the consideration contemplated in the Merger Agreement (as described in the second sentence of this paragraph) shall be deemed a release of any and all rights the holder of the option had or may have had in respect thereof.

   Pursuant to the Merger Agreement, ORATEC will take all actions necessary to ensure that (i) the offering period applicable to the options outstanding under its 1999 Employee Stock Purchase Plan is shortened so as to have a Purchase Date (as defined in such plan) that occurs not later than 10 business days after the commencement of the Offer; (ii) no current holder of an option outstanding under such plan is permitted to increase his or her rate of payroll deduction under such plan effective from and after the date of the Merger Agreement; and (iii) no new offering period commences on or after the date of the Merger Agreement.

   Pursuant to the Merger Agreement, ORATEC will take all actions necessary to provide that, effective on or before acceptance for payment by Purchaser of Shares pursuant to the Offer, (i) ORATEC's 1999 Employee Stock Purchase Plan, ORATEC's 1995 Stock Plan, ORATEC's 1999 Stock Plan, as amended, ORATEC's 1999 Directors' Stock Option Plan, as amended, and any similar plan or agreement will be terminated, (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of ORATEC shall be terminated, and (iii) no person will have any right to receive any shares of capital stock of ORATEC or, if applicable, the Surviving Corporation, upon exercise of any option outstanding under the existing plans.

   Pursuant to the Merger Agreement, the outstanding warrant to purchase Shares will, by virtue of the Merger, no longer be exercisable into the right to receive Shares but will after the Effective Time represent the right to receive an amount equal to (A) the product of (1) the number of Shares subject to such warrant and (2) the excess, if any, of the Merger Consideration over the exercise price per Share applicable to such warrant minus (B) all applicable federal and local taxes required to be withheld in respect of such payment, without interest.

   Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

   The Merger Agreement provides that ORATEC will pay, or cause to be paid, in same day funds to Smith & Nephew the following amounts under the circumstances and at the times set forth as follows:

       (i)if Smith & Nephew or the Purchaser terminates the Merger Agreement in accordance with the provisions described in clause (d) under ''Termination'' above, ORATEC shall pay a $12,000,000 termination fee (the ''Termination Fee'') upon demand;

      (ii)if ORATEC terminates the Merger Agreement in accordance with the provision described in clause (e) under ''Termination'' above, ORATEC shall pay the Termination Fee prior to or simultaneously with such termination; or

     (iii)if any termination of the Merger Agreement occurs under the provisions described in clause (b) (i) or (c) under ''Termination'' above, and at the time of any such termination, a Designated Takeover Proposal (as defined below) shall have been made (other than a Designated Takeover Proposal made prior to the date of the Merger Agreement), then if concurrently therewith or within 12 months thereafter, (A) ORATEC enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Company Acquisition (as defined below), or a Company Acquisition is consummated, involving any party (1) with whom ORATEC had any discussions with respect to a Designated Takeover Proposal,
          (2) to whom ORATEC furnished information with respect to or with a view to a Designated Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Designated Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) ORATEC enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, ORATEC shall pay the Termination Fee of Smith & Nephew upon the earlier of the execution of such agreement or upon consummation of such Company Acquisition or Superior Proposal, as the case may be.

   "Designated Takeover Proposal" means (i) any proposal for a merger or other business combination involving ORATEC pursuant to which the stockholders of ORATEC immediately preceding such transaction will hold less than 85% of the total voting power of the outstanding shares of capital stock of the entity surviving or resulting from such transaction, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of ORATEC representing 15% or more of the Shares or of the total voting securities of ORATEC outstanding, or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of ORATEC, other than the transactions contemplated by the Merger Agreement.

   "Company Acquisition" means (i) a merger, consolidation or other business combination pursuant to which stockholders of ORATEC immediately preceding such transaction hold less than a majority of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by ORATEC of all or substantially all of its assets or (iii) the acquisition by any person or group (including by way of tender offer, exchange offer or issuance of securities by ORATEC), directly or indirectly, of beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange
Act) or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of ORATEC.

The Confidentiality Agreement.

   The following summary description of the confidentiality agreement entered into between Smith & Nephew and ORATEC (the ''Confidentiality Agreement'') is qualified in its entirety by reference to the agreement itself, which is an exhibit to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8.

   On November 27, 2001, ORATEC and Smith & Nephew entered into a Confidentiality Agreement pursuant to which each party agreed, in return for the other party making available certain non-public information, to use such information solely for the purpose of evaluating the transaction between the parties and to not use such information in any way directly or indirectly detrimental to the other party. Each party also agreed that it and its representatives will not disclose any of the evaluation information unless the disclosure is made to a representative of such party who needs to have such material for the sole purpose of evaluating the transaction between the parties. Without the prior consent of the other party, each party agreed that it and its representatives will not disclose to any other person the fact that the materials have been provided to it or that discussions or negotiations were taking place. Each party also agreed, for a period of two years following the date of the Confidentiality Agreement, that it will not, directly or indirectly, solicit for employment or hire any officer, director or employee of the other party with whom such party has had contact or who became known to such party in connection with its consideration of the Offer and the Merger, except for any such employee who initiates discussions regarding such employment without any direct or indirect solicitation by such party, who responds to any public advertisement placed by such party, or who has been terminated by the other party prior to the commencement of employment discussions between such party and such officer, director or employee.

The Stockholder Agreements.

   The following summary description of the Stockholder Agreements is qualified in its entirety by reference to the agreements themselves, a form of which we have filed as an exhibit to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in Section 8.

   Smith & Nephew and Purchaser entered into Stockholder Agreements dated as of February 13, 2002 (the ''Stockholder Agreements'') with each of the following stockholders of ORATEC: Kenneth W. Anstey, President, Chief Executive Officer and Director of ORATEC, Hugh R. Sharkey, Executive Vice President, Chief Technical Officer and Director of ORATEC, Nancy V. Westcott, Chief Financial Officer and Vice President, Administration of ORATEC, Roger H. Lipton, Vice President, Sales and Marketing of ORATEC, Michael D. Hassman, Vice President, Manufacturing of ORATEC, Theresa M. Mitchell, Vice President, Regulatory and Clinical Affairs and Quality Assurance of ORATEC, Richard M. Ferrari, Patrick
F. Latterell, Jeffrey A. Saal, M.D. and Wayne R. Moon, Directors of ORATEC, Venrock Associates, L.P. and Venrock Associates II, L.P.

(the ''Tendering Stockholders''). Pursuant to the Stockholder Agreements, each Tendering Stockholder has agreed that, (a) such Tendering Stockholder will vote the Shares held by such Tendering Stockholder in favor of the Merger and the Merger Agreement; (b) such Tendering Stockholder will vote the Shares held by such Tendering Stockholder against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ORATEC or any other Takeover Proposal or (ii) any amendment of ORATEC's Certificate of Incorporation or Bylaws or other proposal or transaction involving ORATEC, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (c) such Tendering Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares held by such Tendering Stockholder to any person other than Purchaser or Purchaser's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal;
(d) such Tendering Stockholder will not, and will not permit any investment banker, attorney or other adviser or representative of such Tendering Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; and (e) such Tendering Stockholder will tender pursuant to the Offer and not withdraw the Shares held by such Tendering Stockholder. In addition, pursuant to the Stockholder Agreements, each Tendering Stockholder granted to, and appointed, Smith & Nephew and each of its designees, and each of them individually, as the Tendering Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Tendering Stockholder, to vote the Shares held by such Tendering Stockholder, or execute one or more written consents in respect of the Subject Shares, (i) in favor of the Merger, the approval of the Merger Agreement and the approval of the terms thereof and each of the transactions contemplated by the Merger Agreement, (ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ORATEC or any other Takeover Proposal, and (iii) against any amendment of ORATEC's Certificate of Incorporation or Bylaws or other proposal, transaction or agreement involving ORATEC or any of its subsidiaries, which amendment or other proposal, transaction or agreement would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any other transactions contemplated by the Merger Agreement. The Stockholder Agreements terminate upon the earlier of (i) the Effective Time and (ii) the valid termination of the Merger Agreement, as set forth in the Stockholder Agreements.

Statutory Requirements.

   In general, under the DGCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to ORATEC's Certificate of Incorporation, the Shares are the only securities of ORATEC which entitle the holders thereof to voting rights.

   The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary that is outstanding and would be entitled to vote on a merger, the parent company can effect a short-form merger (a ''Short-Form Merger'') with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise Purchaser acquires or controls the voting power of at least 90% of the Shares, Purchaser could, and intends (subject to the conditions to its obligations to effect the Merger contained in the Merger Agreement) to, effect the Merger without prior notice to, or any action by, any other stockholder of ORATEC. Pursuant to the Merger Agreement, under certain circumstances we could extend the Offer for a limited period of time in order to receive tenders of at least 90% of the issued and outstanding Shares to enable us to effect a Short-Form Merger. See ''--The Merger Agreement--The Offer.''

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

Appraisal Rights.

   No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, any holder of Shares at the Effective Time will have certain rights under the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a Merger has a fiduciary duty to the other stockholders that requires the Merger to be fair to such other stockholders. In determining whether a Merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a Merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a Merger that is found not to be ''fair'' to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

   APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

   STOCKHOLDERS WHO TENDER SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE PRICE PAID IN THE OFFER THEREFOR.

Rule 13e-3.

   The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain ''going private'' transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which Purchaser seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning ORATEC and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for ORATEC After the Offer and the Merger.

   Upon completion of the Offer, Smith & Nephew and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See "- Merger Agreement." Following the Merger, ORATEC's business will be operated as part of Smith & Nephew's Endoscopy Division, headquartered in Andover, Massachusetts. Smith & Nephew will continue to evaluate the business and operations of ORATEC during the pendency of the Offer and intends to seek additional information about ORATEC during this period. Smith & Nephew expects to undertake a review of ORATEC and its assets, operations, business, properties, management and personnel to determine what changes will be desirable following the Merger in integrating ORATEC into Smith & Nephew's Endoscopy

Division. Possible changes in ORATEC or its business or operations will be assessed by Smith & Nephew with a view to optimizing ORATEC's potential contribution to Smith & Nephew's business and reducing any redundancies in the operations and management of ORATEC and Smith & Nephew.

   Except as otherwise described in this Offer to Purchase, Smith & Nephew currently has no definitive plans or proposals or negotiations which relate to or would result in: (i) other than the Merger, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving ORATEC;
(ii) any purchase, sale or transfer of a material amount of assets of ORATEC;
(iii) any change in the management of ORATEC or any change in any material term of the employment contract of any executive officer of ORATEC; or (iv) any other material change in ORATEC's corporate structure or business.

12.   Source and Amount of Funds.

   Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $315 million. Parent intends to obtain $300 million of the funds necessary to consummate the Offer and the Merger from borrowings pursuant to the Facilities (as defined below) and to obtain the balance of the required funds from Parent's available cash resources. The funds necessary to purchase Shares pursuant to the Offer will be provided to Purchaser and Smith & Nephew by Parent as a capital contribution, loan or combination thereof.

   Parent entered into a credit agreement on February 14, 2002 with Lloyds TSB Bank plc ("Lloyds") for facilities in the aggregate principal amount of $300 million (the "Credit Agreement"). Although Lloyds has agreed to lend the entire amount provided for in the Credit Agreement, Lloyds expects to assemble a syndicate of financial institutions (the "Lenders") prior to or after the initial funding under the Credit Agreement. The following summary of the principal terms of the Credit Agreement is qualified in its entirety by reference to the agreement itself which is filed as an exhibit to the Schedule TO that we filed with the SEC, which you may examine and copy as set forth in
Section 8.

   The facilities in the Credit Agreement consist of a revolving loan facility of up to $100 million ("Facility A"), and a revolving loan facility of up to $200 million ("Facility B" and together with Facility A, the "Facilities"), both of which provide for amounts to be borrowed, repaid and reborrowed by Parent from time to time for the purpose, among other things, of providing funds to consummate the Offer and the Merger, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital and for other general corporate purposes.

   Facility A will expire in one year. Facility B will expire in five years. The Facilities will have no scheduled amortization and are unsecured.

   Borrowings under Facility A will bear interest at a floating rate based upon the London Interbank Offered Rate ("LIBOR") plus 0.25% per annum plus certain mandatory costs. Borrowings under Facility B will bear interest at LIBOR plus 0.40% per annum plus certain mandatory costs. In addition, Parent is obliged to pay a commitment fee on the undrawn, uncancelled amount of Facility A of 0.075% per annum and a commitment fee on the undrawn, uncancelled amount of Facility B of 0.175% per annum. Parent will also pay Lloyds underwriting and administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for facilities of this type.

   The Credit Agreement contains conditions precedent, representations and warranties, covenants (including the financial covenants referred to below), events of default and other provisions customary for such facilities. The Credit Agreement contains financial covenants requiring that Parent ensure that consolidated net borrowings are not more than 2.5 times group consolidated net pre-taxation profits (after adding back depreciation, amortization, exceptional items and interest payable) and that group consolidated net pre-taxation profits (after adding back amortization, exceptional items and interest payable) are not less than 3.5 times consolidated net interest payable.

   Drawings under the Credit Agreement to finance the Offer are conditioned on, among other things, evidence satisfactory to Lloyds that requisite legal and regulatory approvals for the Offer and the Merger have been obtained; the absence of certain events of default under the Credit Agreement and the accuracy of representations and warranties of Parent contained in the Credit Agreement.

   It is anticipated that the indebtedness incurred through borrowings under the Credit Agreement will be repaid from funds generated internally by Parent and its subsidiaries, including Smith & Nephew and its subsidiaries (including, after the Merger, ORATEC), and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method which Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

   Neither Parent nor Smith & Nephew has established any alternative financing arrangements or plans if financing pursuant to the Credit Agreement cannot be obtained. The Offer is not conditioned on obtaining financing.

13.   Dividends and Distributions.

   The Merger Agreement provides that ORATEC shall not, without the prior written consent of Smith & Nephew, (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any Shares or any other securities thereof or any rights, warrants or options to acquire any such Shares or other securities.

14.   Conditions of the Offer.

   Conditions to the Offer. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition"). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

    (a)there shall be threatened in writing or pending by any Governmental Entity (as defined in the Merger Agreement) any suit, action or proceeding (i) challenging the acquisition by Smith & Nephew or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements (including the voting provisions thereunder), or seeking to obtain from ORATEC, Smith & Nephew or Purchaser any damages that are material in relation to ORATEC taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by ORATEC, Smith & Nephew or any of its subsidiaries of a material portion of the business or assets of ORATEC, or Smith & Nephew and its subsidiaries, taken as a whole, or to compel ORATEC or Smith & Nephew to dispose of or hold separate any material portion of the business or assets of ORATEC, or Smith & Nephew and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements, (iii) seeking to impose material limitations on the ability of Smith & Nephew or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote such Shares on all matters properly presented to the stockholders of ORATEC, (iv) seeking to prohibit Smith & Nephew or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of ORATEC, or (v) which otherwise is reasonably likely to have a Material Adverse Effect (as defined below) on ORATEC, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on ORATEC;

    (b)there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c)there shall have occurred any Material Adverse Change with respect to ORATEC;

    (d)(i) the ORATEC Board or any committee thereof shall have withdrawn or modified in a manner adverse to Smith & Nephew or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal (or the ORATEC Board or any committee thereof shall have resolved to take any of the foregoing actions), or (ii) the ORATEC Board or any committee thereof shall have failed to reaffirm publicly and unconditionally its recommendation to ORATEC's stockholders that they tender their Shares in the Offer within five business days after Smith & Nephew's written request to do so (which request may be made at any time after a Takeover Proposal shall have been publicly communicated to the ORATEC Board or to the stockholders of ORATEC and for so long as such Takeover Proposal shall be pending and not withdrawn) and must also include the unconditional rejection of such Takeover Proposal;

    (e)the representations and warranties of ORATEC set forth in the Merger Agreement shall not be true and correct in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on ORATEC;

    (f)ORATEC shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of ORATEC to be performed or complied with by it under the Merger Agreement;

    (g)there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States (or, in the case of any of the foregoing occurrences existing at the time of the commencement of the Offer, an acceleration or escalation thereof) which in any case is reasonably expected to have a Material Adverse Effect on ORATEC or to materially adversely affect Smith & Nephew's or Purchaser's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in any of the Dow Jones Industrial Average, the Standard & Poor's 500 Index or the Nasdaq Composite Index; or

    (h)the Merger Agreement shall have been terminated in accordance with its terms.

   "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to ORATEC or Smith & Nephew, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties or results of operations, financial projections or forecasts, or the business prospects and condition (financial or otherwise), with all such matters being considered in the aggregate, of ORATEC, taken as a whole, or Smith & Nephew and its subsidiaries, taken as a whole, as the case may be; provided, however, that, in the case of ORATEC only, any adverse change or affect arising from or relating to the loss of existing customers, suppliers or employees of ORATEC that results directly and exclusively from the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement shall not be deemed alone, or in combination, to constitute a Material Adverse Effect.

   The foregoing conditions are for the sole benefit of Smith & Nephew and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Smith & Nephew and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Smith & Nephew or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  Legal Matters; Required Regulatory Approvals.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by ORATEC with the SEC and other information regarding ORATEC, we are not aware of any licenses or regulatory permits that appear to be material to the business of ORATEC and that might be adversely affected by our acquisition of Shares in the Offer. In addition, except as described in this Offer to Purchase, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described below under ''State Takeover Laws.'' Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to ORATEC's business, or that certain parts of ORATEC's, Smith & Nephew's, or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and
Section 14 for a description of the conditions to the Offer.

   State Takeover Laws. ORATEC is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL (''Section 203'') prevents an ''interested stockholder'' (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a ''business combination'' (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the ''business combination'' is approved by the Board of Directors of such corporation prior to such date. The ORATEC Board has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the ''FTC''), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

   Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or prior to February 25, 2002, and, in that event, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about March 12, 2002, unless earlier terminated by the FTC or the Antitrust Division or we receive a request for additional information or documentary material prior to that time. If within the 15-calendar-day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-calender-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although ORATEC is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the offer, neither ORATEC's failure to make those filings nor a request made to ORATEC from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares in the Offer and Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, Smith & Nephew or ORATEC or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 13.

   Based upon an examination of publicly available information relating to the businesses in which ORATEC is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

   Certain Foreign Laws. ORATEC derives revenues from certain foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. Purchaser is seeking further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable.

16.  Fees and Expenses.

   We have retained Piper Jaffray to render financial advisory services to Smith & Nephew concerning the acquisition of ORATEC and to act as Dealer Manager in connection with the Offer, pursuant to which Piper Jaffray will receive customary fees upon consummation of the Offer. We have also agreed to indemnify Piper Jaffray against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

   Piper Jaffray has rendered various investment banking services and other advisory services to Parent and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Parent and its affiliates. Piper Jaffray has also rendered investment banking services and other advisory services to ORATEC in the past for which they have received customary compensation from ORATEC. In the ordinary course of business, Piper Jaffray and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Piper Jaffray and its affiliates may hold positions, for their own account and for the accounts of customers, in equity, debt or other securities of Parent or ORATEC.

   We have retained Morrow & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   In addition, we have retained American Stock Transfer & Trust Company as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.   Miscellaneous.

   We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Piper Jaffray or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8.

   We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, you should not rely on any such information or representation as having been authorized.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Smith & Nephew, Purchaser, ORATEC or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          ORCHID MERGER CORP.
February 22, 2002

                                                                     SCHEDULE I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
        AND EXECUTIVE OFFICERS OF PARENT, SMITH & NEPHEW AND PURCHASER

   Directors and Executive Officers of Parent. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each person's business address is 15 Adam Street, London, England WC2N 6LA. Each person is a citizen of England, except for Dr. Stomberg, who is a citizen of Germany and Messrs. De Schutter, Knowlton, Papasan, Sparks and Ralston, who are citizens of the United States.

                                       Principal Occupation or Employment and
Name                Business Address        Five-Year Employment History
----                ---------------- ------------------------------------------
Dudley Eustace                       Director since 1999. Chairman of the Board
                                     since 2000. Non-Executive Chairman of
                                     Sendo Holdings plc and Non-Executive
                                     Director of Royal KPN NV and Sonae.com
                                     SGPS since 2001. Member of Supervisory
                                     Board of KLM Royal Dutch Airlines NV,
                                     Charterhouse Vermogonsbemeer BV and
                                     Hagemeyer NV since 1999. Member of
                                     Supervisory Board of Aegon NV since
                                     1998. Vice-Chairman of Philips Board of
                                     Management and Group Management
                                     Committee from 1997 to 1999.

Dr. Rolf Stomberg                    Director since 1998. Chairman of the Board
                                     of Management Consulting Group plc since
                                     January of 2002. Non-Executive Director of
                                     Hoyer GmbH since 2001. Non-Executive
                                     Director of Aral AG since 2000. Non-
                                     Executive Director of Reed Elsevier plc
                                     since 1999. Non-Executive Director of
                                     Cordiant Communications plc, Scania AB,
                                     Stinnes AG and TPG Group since 1998.
                                     Various executive positions with The
                                     British Petroleum Company plc until 1997.

Richard De Schutter                  Director since 2001. Chairman and Chief
                                     Executive Officer of Dupont
                                     Pharmaceuticals Company from 2000 to
                                     2001. Senior Vice President and Chief
                                     Administration Officer of Pharmacia
                                     Corporation in 2000. Chief Administration
                                     Officer of Monsanto Company from 1999 to
                                     2000. Chairman and Chief Executive
                                     Officer of G.D. Searle & Co. from 1995 to
                                     1999. Non-Executive Director of Varian,
                                     Inc since 2001. Non-Executive Director of
                                     ING Americas since 2000. Non-Executive
                                     Director of General Binding Corporation
                                     since 1997. Non-Executive Director of
                                     Incyte Genomics Inc. as of 2002.

                                            Principal Occupation or Employment and
Name                   Business Address          Five-Year Employment History
----                  ------------------ ---------------------------------------------

Warren Knowlton                          Director since 2000. President--Automative
                                         Products Worldwide and President--North
                                         America of Pilkington Inc. since 1998.
                                         President--Building Products Worldwide of
                                         Pilkington plc from 1997 to 1998.

Sir Timothy Lankester                    Director since 1996. President of Corpus
                                         Christi College since 2001. Non-Executive
                                         Director of London Metal Exchange since
                                         1997. Deputy Chairman of British Council
                                         since 1999.

Sir Anthony Cleaver                      Director since 1993. Chairman of the Board of
                                         UK eUniversities Worldwide Limited since
                                         2001. Chairman of the Board of SThree
                                         Limited, IX Holdings Limited and Baxi UK
                                         Limited since 1999. Chairman of the Board of
                                         Medical Research Council since 1998. Non-
                                         Executive Director of Lockheed Martin UK
                                         Limited since 1995.

Sir Brian Pearse                         Director since 1993. Chairman of the Board of
                                         Plymouth University since 2001. Deputy
                                         Chairman of Plymouth University from 1998
                                         to 2001. Chairman of the Board of the Centre
                                         for the Study of Financial Innovation since
                                         1998. Deputy Chairman of Britannic plc since
                                         1997.

Christopher O'Donnell                    Executive Director since 1992. Chief
                                         Executive Officer since 1997. Non-Executive
                                         Director of BOC Group plc since 2001.

Michael Parson                           Group Legal Advisor and Secretary since
                                         1991.

Peter Hooley                             Executive Director (responsible for Finance
                                         and Information Technology) since 1991.

Alan Suggett          Smith & Nephew plc Group Director, Technology since 1986.
                      York Science Park
                      Heslington, York
                      YO1 5DF

Peter Huntley                            Group Director, Strategy and Business
                                         Development since 1998. Business
                                         Development Manager of Matthew Clark plc
                                         from 1990 to 1998.

Margaret Stewart                         Group Director, Corporate Affairs since 2001.
                                         Director of Corporate Affairs of Yorkshire
                                         Water plc from 1995 to 1998.

James Taylor                             Group Director, Indirect Markets since 2000.
                                         Plant Director of Pilkington Glass in 1999.
                                         President of DePuy International from 1996 to
                                         1998.

                                       Principal Occupation or Employment and
Name            Business Address            Five-Year Employment History
----          -------------------- ----------------------------------------------
Larry Papasan Smith & Nephew, Inc. President, Orthopaedics since 1999. President,
              1450 Brooks Road     Orthopaedics of Smith & Nephew since 1991.
              Memphis, Tennessee
              38116
Ron Sparks    Smith & Nephew, Inc. President, Endoscopy since 1999. President,
              160 Dascomb Road     Endoscopy of Smith & Nephew since 1999.
              Andover,             Executive Officer of Smith & Nephew since
              Massachusetts 01810  1995. Member of Holy Family Hospital and
                                   Medical Center, Valley Regional Ventures,
                                   Inc. and Valley Regional Support Services,
                                   Inc. Board of Trustees since 2000. Member of
                                   Holy Family Hospital Foundation Board of
                                   Trustees since 2001.
Jim Dick      Smith & Nephew plc   President, Wound Management since 1999.
              P.O. Box 81          Various executive positions with Parent from
              101 Hessle Road Hull prior to 1997 to 1999.
              HU3 2BN
Paul Williams                      Group Director, Human Resources since 1998.
                                   Personnel Director of Rolls-Royce Industrial
                                   Power Group from 1996 to 1998.
James Ralston Smith & Nephew, Inc. Executive Officer of Parent as of 2002. Senior
              1450 Brooks Road     Vice President and General Counsel of Smith
              Memphis, Tennessee   & Nephew since 1999. Vice President,
              38119                General Counsel and Secretary of Eagle-
                                   Picher Industries, Inc. from 1997 to 1998.

   Directors and Executive Officers of Smith & Nephew. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and Director of Smith & Nephew. Unless otherwise indicated, each person's business address is 1450 Brooks Road, Memphis, Tennessee 38116. All persons listed below are citizens of the United States of America.

                                      Principal Occupation or Employment and
Name            Business Address           Five-Year Employment History
----          -------------------- ---------------------------------------------
Larry Papasan                      Director since 1998. President, Orthopaedics
                                   since 1991. President, Orthopaedics of Parent
                                   since 1999.
Ron Sparks    Smith & Nephew, Inc. Director and President, Endoscopy since 1999.
              160 Dascomb Road     Executive Officer since 1995. President,
              Andover,             Endoscopy of Parent since 1999. Member of
              Massachusetts 01810  Holy Family Hospital and Medical Center,
                                   Valley Regional Ventures, Inc. and Valley
                                   Regional Support Services, Inc. Board of
                                   Trustees since 2000. Member of Holy Family
                                   Hospital Foundation Board of Trustees since
                                   2001.
James Ralston                      Director, Senior Vice President and General
                                   Counsel since 1999. Executive Officer of
                                   Parent as of 2002. Vice President, General
                                   Counsel and Secretary of Eagle-Picher
                                   Industries, Inc. from 1997 to 1998.

   Directors and Executive Officers of Purchaser. Set forth below are the name, current business address, citizenship and present principal occupation and employment history (covering a period of not less than five years) of each executive officer and Director of Purchaser. Unless otherwise indicated, each person's business address is 160 Dascomb Road, Andover, Massachusetts 01810. All persons listed below are citizens of the United States of America.

                                      Principal Occupation or Employment and
Name            Business Address           Five-Year Employment History
----          -------------------- ---------------------------------------------
Ron Sparks                         Director and President as of 2002. President,
                                   Endoscopy of Parent since 1999. Director and
                                   President, Endoscopy of Smith & Nephew
                                   since 1999. Executive Officer of Smith &
                                   Nephew since 1995. Member of Holy Family
                                   Hospital and Medical Center, Valley Regional
                                   Ventures, Inc. and Valley Regional Support
                                   Services, Inc. Board of Trustees since 2000.
                                   Member of Holy Family Hospital Foundation
                                   Board of Trustees since 2001.
Mark Frost                         Director and Vice President--Finance
                                   as of 2002. Vice President--Finance,
                                   Endoscopy of Smith & Nephew since 1999.
                                   Chief Financial Officer of General Electric--
                                   Sovac Auto Financial Services Division from
                                   1997 to 1999. Director of Financial Planning
                                   and Analysis for General Electric Groupe
                                   Sovac from 1996 to 1997.
John Konsin                        Vice President--Marketing as of 2002. Vice
                                   President--Marketing, Endoscopy of Smith &
                                   Nephew since 1999. Vice President--
                                   Marketing of Chiron Corporation from 1996
                                   to 1999.
James Ralston Smith & Nephew, Inc. Senior Vice President, Secretary and General
              1450 Brooks Road     Counsel as of 2002. Executive Officer of
              Memphis, Tennessee   Parent as of 2002. Director, Senior Vice
              38116                President and General Counsel of Smith &
                                   Nephew since 1999. Vice President, General
                                   Counsel and Secretary of Eagle-Picher
                                   Industries, Inc. from 1997 to 1998.

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of ORATEC or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

       By Registered or Certified Mail,
          Hand or Overnight Courier:       By Facsimile Transmission:
          American Stock Transfer &     (For Eligible Institutions Only)
                Trust Company                  (718) 234-5001
                59 Maiden Lane
           New York, New York 10038
                            For Confirmation call:
                                (718) 921-8200

   You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials from the Information Agent as set forth below and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              Morrow & Co., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                       E-mail: ORATEC.info@morrowco.com
                         Call Collect: (212) 754-8000
       Banks and Brokerage Firms, Please Call Toll Free: (800) 654-2468

              Stockholders, Please Call Toll Free: (800) 607-0088

                     The Dealer Manager for the Offer is:

[LOGO] US bancorp
Piper Jaffray(R)
                          800 Nicollet Mall, J1012063
                         Minneapolis, Minnesota 54402
                           (800) 333-6000 ext. 8554